Exhibit 99.1

Samsung Electronics to Acquire HARMAN, Accelerating Growth in Automotive

and Connected Technologies

Samsung Will Gain Significant Presence in Connected Car Market;

Addressable Market Expected to Exceed $100 Billion by 2025

All-Cash Transaction Delivers Significant and Immediate Value to HARMAN Shareholders

Creates End-to-End Solutions Powerhouse by Combining HARMAN’s Leadership in Infotainment, Telematics and Sound Management with Samsung’s Best-in-Class Connected Mobility Solutions, Semiconductors, User Experience (UX) and Displays

Accelerates Development and Time to Market for Connected Car

and Autonomous Driving Innovation

Substantial Growth Opportunities Across Automotive, Audio, IoT and Professional Markets

SEOUL & STAMFORD, Conn., November 14, 2016 – Samsung Electronics (KRX: 005930) (“Samsung”) and Harman International Industries, Incorporated (NYSE: HAR) (“HARMAN”) today announced that they have entered into a definitive agreement under which Samsung will acquire HARMAN for $112.00 per share in cash, or total equity value of approximately $8.0 billion. Upon closing, the transaction will immediately give Samsung a significant presence in the large and rapidly growing market for connected technologies, particularly automotive electronics, which has been a strategic priority for Samsung, and is expected to grow to more than $100 billion by 20251. HARMAN is the market leader in connected car solutions, with more than 30 million vehicles currently equipped with its connected car and audio systems, including embedded infotainment, telematics, connected safety and security. Approximately 65% of HARMAN’s $7.0 billion of reported sales during the 12 months ended September 30, 2016 are automotive-related, and its order backlog for this market at June 30, 2016 was approximately $24 billion.

HARMAN’s experience designing and integrating sophisticated in-vehicle technologies, as well as its long-term relationships with most of the world’s largest automakers, will create significant growth opportunities for the combined business by enabling it to leverage Samsung’s expertise in connected mobility, semiconductors, user experience, displays and its global distribution channels. In addition, the combination of HARMAN’s brands and audio capabilities and Samsung’s expertise in consumer electronics will deliver enhanced customer benefits and elevate user experiences across Samsung’s complete portfolio of consumer and professional products and systems.

“HARMAN perfectly complements Samsung in terms of technologies, products and solutions, and joining forces is a natural extension of the automotive strategy we have been pursuing for some time,” said Oh-Hyun Kwon, Vice Chairman and Chief Executive Officer of Samsung Electronics. “As a Tier 1 automotive supplier with deep customer relationships, strong brands, leading technology and a recognized portfolio of best-in-class products, HARMAN immediately establishes a strong foundation for Samsung to grow our

[1]	Addressable market in 2025 – Samsung analysis.

automotive platform. Dinesh Paliwal is a proven global leader and, in our extensive discussions, we have developed deep respect for him, his strong senior leadership team and HARMAN’s talented employees. HARMAN’s sustained track record of rapid growth fueled by technology leadership and an unmatched automotive order pipeline reflects its commitment to innovation and customers.”

“The vehicle of tomorrow will be transformed by smart technology and connectivity in the same way that simple feature phones have become sophisticated smart devices over the past decade,” added Young Sohn, President and Chief Strategy Officer of Samsung Electronics. “We see substantial long-term growth opportunities in the auto technology market as demand for Samsung’s specialized electronic components and solutions continues to grow. Working together, we are confident that HARMAN can become a new kind of Tier 1 provider to the OEMs by delivering end-to-end solutions across the connected ecosystem.”

Dinesh Paliwal, HARMAN Chairman, President and CEO, stated, “This compelling all-cash transaction will deliver significant and immediate value to our shareholders and provide new opportunities for our employees as part of a larger, more diversified company. Today’s announcement is a testament to what we have achieved and the value that we have created for shareholders. Samsung is an ideal partner for HARMAN and this transaction will provide tremendous benefits to our automotive customers and consumers around the world. Combining Samsung’s strengths in leading-edge displays, connectivity and processing solutions with HARMAN’s technology leadership and long-standing customer relationships will enable OEMs to provide new offerings for their customers. Partnerships and scale are essential to winning over the long term in automotive as demand for robust connected car and autonomous driving solutions increases at a rapid pace. This transaction will bring HARMAN and Samsung’s complementary strengths together to accelerate innovation in this space. More broadly, this investment underscores the strength of HARMAN’s employees, as well as our success and leadership across our markets. We look forward to working together with Samsung to elevate experiences for consumers worldwide.”

Customer Benefits and Significant Growth Opportunities

Samsung expects the combination to deliver significant growth opportunities and benefits to customers by leveraging Samsung’s and HARMAN’s complementary technologies, resulting in increased market penetration across important end markets.

•	Automotive: Combining HARMAN’s leadership in new connected car technologies, including its top positions in infotainment, cyber security, over-the-air updates and telematics, with Samsung’s significant expertise and experience in connectivity technologies, including 5G, UX/UI, display technology and security solutions, will enhance HARMAN’s automotive and connected services businesses to drive greater sales and provide significant benefits as automakers speed the adoption of next-generation connected cars.

•	Audio: HARMAN’s leading brands and cutting-edge audio systems include JBL®, Harman Kardon®, Mark Levinson®, AKG®, Lexicon®, Infinity®, and Revel®. The company also licenses Bowers & Wilkins® and Bang & Olufsen® brands for automotive. All of these brands will greatly enhance the competitiveness of Samsung’s mobile, display, virtual reality and wearable products to deliver a fully differentiated audio and visual experience for customers.

•	Professional: The combination will also expand the combined company’s business-to-business platform through its ability to deliver integrated, large-scale audio and visual professional solutions at stadiums, concert facilities and other performance centers such as The John F. Kennedy Center for the Performing Arts and STAPLES Center – home of the GRAMMY Awards®.

•	Connected Services: Samsung will gain access to HARMAN’s 8,000 software designers and engineers who are unlocking the potential of the IoT market. This collaboration will deliver the next generation of cloud-based consumer and enterprise experiences, as well as end-to-end services for the automotive market through the convergence of design, data and devices.

Operating Structure and Leadership

Upon closing, HARMAN will operate as a standalone Samsung subsidiary, and continue to be led by Dinesh Paliwal and HARMAN’s current management team. Samsung is pursuing a long-term growth strategy in automotive electronics, and plans to retain HARMAN’s work force, headquarters and facilities, as well as all of its consumer and professional audio brands. Samsung believes the combination will increase career development and advancement opportunities for the employees of both companies.

Samsung’s Automotive Electronics Business Team, which was established in December of 2015 to identify opportunities for Samsung in the automotive sector, will work closely with the HARMAN management team to realize the full growth potential of the combination.

Terms of the Transaction

The purchase price represents a premium of 28% based on HARMAN’s closing stock price on November 11, 2016 and a 37% premium to HARMAN’s 30-calendar day volume weighted average price ending November 11, 2016. Samsung expects to use cash on hand to fund the transaction. The agreement has been unanimously approved by the boards of directors of both companies.

The transaction, which is subject to approval by HARMAN shareholders, regulatory approvals and other customary closing conditions, is expected to close in mid-2017.

Advisors

Evercore is serving as financial advisor to Samsung and Paul Hastings LLP is acting as legal counsel. J.P. Morgan and Lazard are serving as financial advisors to HARMAN and Wachtell, Lipton, Rosen & Katz is acting as legal counsel.

Conference Call/Webcast

On November 14, Samsung and HARMAN will host a webcast presentation to discuss the transaction at 8:00 am EST/10:00 pm KST. Links to the webcast and accompanying documents will be available on Samsung’s Investor Relations website www.samsung.com/us/aboutsamsung/ir/newsMain.do and HARMAN’s Investor Relations website http://investor.harman.com/.

About Samsung

Samsung inspires the world and shapes the future with transformative ideas and technologies. The company is redefining the worlds of TVs, smartphones, wearable devices, tablets, digital appliances, network systems, and semiconductor and LED solutions. For the latest news, please visit the Samsung Newsroom at news.samsung.com.

About HARMAN

HARMAN (harman.com) designs and engineers connected products and solutions for automakers, consumers, and enterprises worldwide, including connected car systems, audio and visual products, enterprise automation solutions, and connected services. With leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Bang & Olufsen®, Bowers & Wilkins®, Lexicon®, Mark Levinson® and Revel®, HARMAN is admired by audiophiles, musicians and the entertainment venues where they perform around the world. More than 30 million automobiles on the road today are equipped with HARMAN audio and connected car systems. The company’s software services power billions of mobile devices and systems that are connected, integrated and secure across all platforms, from work and home to car and mobile. HARMAN has a workforce of approximately 30,000 people across the Americas, Europe, and Asia and reported sales of $7.0 billion during the 12 months ended September 30, 2016. The company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

Investor Contacts:

For Samsung

Oh-Hyung Kwon

+82 (0) 2-2255-8134

ohhyung.kwon@samsung.com

For HARMAN

Yijing Brentano

1-203-328-3500

yijing.brentano@harman.com

Media Contacts:

For Samsung

Jim Barron, Ron Low, Bob Rendine or Devin Broda

Sard Verbinnen & Co

1-212-687-8080

SamsungMedia@sardverb.com

For HARMAN

Jamie Moser, Andrew Siegel or Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

1-212-355-4449

Additional Information and Where to Find It

In connection with the proposed transaction, HARMAN will file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, HARMAN’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. HARMAN investors and security holders may obtain a free copy of the proxy statement and other documents that HARMAN files with the SEC (when available) from the SEC’s website at www.sec.gov and the “Investors” section of www.harman.com. In addition, the proxy statement and other documents filed by HARMAN with the SEC (when available) may be obtained from HARMAN free of charge by writing to HARMAN International Industries, Incorporated, Attention: Corporate Secretary, 400 Atlantic Street, Suite 1500, Stamford, Connecticut 06901, or by calling (203) 328-3500.

Participants in the Solicitation

HARMAN and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from HARMAN’s stockholders with respect to the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in HARMAN’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the SEC on August 11, 2016, and its definitive proxy statement for the 2016 annual meeting of stockholders, filed with the SEC on October 25, 2016. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the “Investors” section of www.harman.com.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this communication, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. HARMAN may be subject to certain risks during the pendency of the transaction, and may not be able to complete the proposed transaction on the terms described herein or other acceptable terms or at all because of a number of factors, including without limitation (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain the requisite approval of HARMAN’s stockholders or the failure to satisfy the other closing conditions, (3) risks related to disruption of management’s attention from HARMAN’s ongoing business operations due to the pending transaction and (4) the effect of the announcement of the pending transaction on the ability of HARMAN to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent HARMAN’s and Samsung’s views as of the date on which such statements were made. HARMAN and Samsung anticipate that subsequent events and developments may cause their respective views to change. However, although Harman and Samsung may elect to update these forward-looking statements at some point in the future, each specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the views of HARMAN or Samsung as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of HARMAN are described in the risk factors included in HARMAN filings with the SEC, including HARMAN’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, which risk factors are incorporated herein by reference.

This communication also makes reference to HARMAN’s awarded business or “backlog”, which represents the estimated future lifetime net sales for all of HARMAN’s automotive customers. HARMAN’s awarded business does not represent firm customer orders. HARMAN reports its awarded business primarily based on written award letters. To validate these awards, HARMAN uses various assumptions including global vehicle production forecasts, customer take rates for HARMAN’s products, revisions to product life cycle estimates and the impact of annual price reductions and exchange rates, among other factors. The term “take rate” represents the number of units sold by HARMAN divided by an estimate of the total number of vehicles of a specific vehicle line produced during the same timeframe. The assumptions HARMAN uses to validate these awards are updated and reported externally on an annual basis.